THE AUSTRIA FUND, INC.						Exhibit 77C
811-5736

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The Annual Meeting of Shareholders of The Austria Fund, Inc. was held on April 26, 2001.
A description of each proposal and number of shares voted at the meeting are as follows:

1. Election of Directors:	For		Withheld Authority
   Class One (term expires
   in 2003)

   Dave H. Williams		2,977,151	2,757,908
   William H.M. deGelsey	2,970,468	2,764,591
   Peter Nowak			5,495,924	  239,135
   Hellmut Longin           	2,975,206	2,759,852
   Reinhard Ortner		5,491,206	243,852


2. To ratify the selection 	Shares		Shares Voted	 	Shares
   of Pricewaterhouse 		Voted For	Against			Abstained
   Coopers LLP as the
   Fund's independent
   auditors for the Fund's
   fiscal year ending
   August 31, 2001.		5,273,815	345,112			116,113


3. Approval of the new 		Shares		Shares Voted	 	Shares
   sub-advisory agreement 	Voted For	Against			Abstained
   between the Fund and
   BAI Fondsberatung		5,493,069	89,991			151,998

4. Approval of repeal 		Shares		Shares Voted		Shares		Broker
   of a provision 	  	Voted For	Against	     		Abstained     	Non-Vote
   of the Fund's Bylaws
   prescribing qualifications
   for nominees as directors	980,841  	3,464,967     		141,881    	1,147,370

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